Exhibit 99.3

Security With Advanced Technology Raises $3.6 Million in Warrant Conversion

United States Patent and Trademark Office Issues Re-examination Notice of PepperBall Technology, Inc.’s Patents

Westminster, Colo.—Oct. 4, 2007—Security With Advanced Technology (Nasdaq: SWAT) announced today that it has closed on $3.6 million in funding from a warrant conversion, generating funds to be used for marketing, promotions, inventory, tooling, working capital and general corporate expenses. “This funding is a great boost for the company and will assist our efforts towards our goals and objectives and to support our business plans,” said Scott Sutton, President and CEO of Security With Advanced Technology. “We are also very happy with the USPTO’s decision to re-examine PepperBall’s patents and believe it is a positive step in the defense of our lawsuit.”

The holders of approximately 1,165,000 “B” Warrants originally issued in connection with SWAT’s October 2006 private placement agreed to exercise their warrants at $3.20 each, generating gross proceeds to SWAT of approximately $3,606,000. The “B” Warrants were originally exercisable for a maximum of 1,492,500 shares of SWAT’s common stock at $4.75 per share. Pursuant to the Warrant Conversion Agreements entered into in connection with the offering, SWAT issued an aggregate of approximately 305,000 shares of its Common Stock and an aggregate of 860,000 shares of its Series A Preferred Stock upon exercise of the “B” Warrants. The closing of the Warrant Conversion Agreements was completed effective September 28, 2007. The Series A Preferred Stock is non-voting, pays no dividends, contains no liquidation preference and is convertible into one share of Common Stock for each share of Series A Preferred Stock owned. As part of the Warrant Conversion Agreements, each holder of “B” Warrants that exercised its “B” Warrants also received “B” Replacement Warrants equal to the number of “B” Warrants exercised at $3.20 per share. Accordingly, an aggregate of 1,165,500 “B” Replacement Warrants were issued by SWAT to such holders. The “B” Replacement Warrants are exercisable for shares of SWAT’s Common Stock at $4.30 per share commencing six months from the date of issuance of the “B” Replacement Warrants and ending on the three year anniversary of such date. Further, the “B” Replacement Warrants may be exercised on a cashless basis beginning one year following the date of issuance of the “B” Replacement Warrants. The terms of the “B” Replacement Warrants contain terms that are substantially identical to the terms of the original “B” Warrants.

On September 28, 2007, SWAT received communications from the USPTO concerning SWAT’s request that two patents issued to PepperBall (US Patent Nos. 6,393,992 and 7,194,960) be re-examined by the USPTO in connection with the patent infringement lawsuit initiated by PepperBall on April 13, 2007.  The USPTO granted SWAT’s requests to re-examine these two patents based upon 12 of 13 substantial new questions of patentability submitted to the USPTO by SWAT.  The official re-examination reports can be viewed at www.swat-systems.com in the investors section under the legal tab.

About Security With Advanced Technology, Inc.
Security With Advanced Technology, Inc. is a leading provider of critical, high-tech security products and services, which include non-lethal protection devices, tactical training services, surveillance and intrusion detection systems and mobile digital video surveillance solutions. SWAT’s products and services are designed for government agencies, military and law enforcement, in addition to transportation, commercial facilities and non-lethal personal protection segments. For additional information visit www.swat-systems.com or call the corporate headquarters at (800) 498-7965.

Forward-Looking Statement Disclaimer

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company and may not materialize, including, without limitation, the efficacy of the company’s non-lethal products and services, the company’s ability to secure its ownership of, right to use and protect its intellectual property and proprietary technology, the company’s ability to launch its non-lethal products and services, the company’s ability to integrate and capitalize on the assets it acquired from Perfect Circle Projectiles, LLC and its affiliates, and the company’s ability to successfully defend its lawsuit with PepperBall Technologies, Inc.. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, the company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the company’s recent filings with the SEC.

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